Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SWITCH and DATA FACILITIES COMPANY Inc. a Delaware Corporation (“Company”), and GEORGE A. POLLOCK, JR. (“Employee”) on June 16, 2004, to be effective as of June 14, 2004 (the “Effective Date”).

In consideration of the employment by Company, and of the compensation and other remuneration to be paid by Company to Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, Company and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment: Effective Date. Subject to the terms of this Agreement, Company agrees to employ Employee, and Employee agrees to be employed by Company, beginning as of the Effective Date and continuing until the last day of the Stated Term (as hereinafter defined) unless earlier terminated or extended in accordance with this Agreement (such period of employment being referred to herein as the “Term”).

1.2 Position. During the Term, Employee shall serve as the Senior Vice President, Chief Financial Officer and Secretary. Employee will serve in a similar capacity for certain subsidiaries as necessary.

1.3 Duties and Services. The Employee shall perform diligently and to the best of his abilities the duties and services appertaining to the office referred to in Section 2.2, as well as such additional duties and services appropriate to such office that the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) may determine from time to time. The Employee’s employment shall also be subject to the policies maintained and established by the Board and the CEO, as the same may be amended from time to time. In furtherance of the foregoing, the Employee shall devote his full business time, energy and efforts to the business and affairs of the Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board, which consent may be withheld by the Board in its sole discretion. The foregoing notwithstanding, the parties recognize and agree that the Employee may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or interfere with the Employee’s performance of his duties hereunder.

1.4 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act that would injure the business, interests or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2: STATED TERM AND TERMINATION OF EMPLOYMENT

2.1 Stated Term and Extensions. The stated term (the “Stated Term”) of this Agreement shall commence on the Effective Date and end on June 13, 2007. Unless either of the parties provides written notice of termination to the other party at least 45 days prior to the expiration of the Stated Term, this Agreement shall automatically extend for an additional calendar year (an “Extended Year Term”). Thereafter, this Agreement shall automatically extend for additional Extended Year Terms, unless either of the parties provides written notice of termination to the other party at least 45 days prior to the expiration of the then current Extended Year Term.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Employee’s employment shall terminate prior to the expiration of the Stated Term or any Extended Year Term as follows: (a) Employee’s employment shall automatically terminate upon Employee’s death and (b) Company shall have the right to terminate Employee’s employment at any time for any of the following reasons:

(i) upon Total Disability (as defined below);

(ii) for Cause (as defined below); or

(iii) for any reason not described in Section 2.2(a) or 2.2(b)(i) or (ii), in the sole discretion of the Board of Directors, by giving Employee 30 days’ advance notice (“Without Cause Termination”).

“Total Disability” shall mean the occurrence of any circumstances in which Employee, by reason of illness, incapacity or other disability, has failed to perform his duties or fulfill his obligations under this Agreement for a cumulative total of 130 days in any 12-month period. Any questions as to the existence of Total Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician, mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such a determination in writing. The determination of a Total Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

“Cause” shall mean that Employee (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has been indicted with respect to a felony offense, or a criminal information has been returned with respect to a misdemeanor offense, (C) has willfully refused to perform the duties and responsibilities required of him hereunder, (D) has materially breached any then-current Company policy or code of conduct established by Company, which policy or code of conduct was provided to Employee prior to such breach, (E) has willfully engaged in conduct that is materially injurious to Company or any of its affiliates, (F) has breached any material provision of this Agreement that, if correctable, remains uncorrected for 30 days following written notice to Employee by Company of such breach or (G) has voluntarily resigned.

2.3 Employee’s Right to Terminate for “Good Reason”. Employee may terminate his employment hereunder for Good Reason at any time during the Term, in which event Employee shall resign from all of his positions with Company. For purposes of this Agreement, “Good Reason” shall mean any of the following should they occur without the Employee’s prior consent:

(a) The assignment to Employee by Company of duties inconsistent with Employee’s position as Senior Vice President or Chief Financial Officer, or any significant reduction or significant change in either position, stature, or job function, except in connection with the termination of employment for Cause or Total Disability; provided, that “Good Reason” shall not occur pursuant to this Section 2.3(a) unless and until such assignment, significant reduction or significant change remains uncorrected for 30 days following written notice to Company by Employee of same;

(b) A reduction by Company in the Base Salary or benefits received by Employee in violation of this Agreement; provided, that “Good Reason” shall not occur pursuant to this Section 2.3(b) unless and until such reduction of Base Salary or benefits remains uncorrected for 30 days following written notice to Company by Employee of same;

(c) Unless consented to by Employee, Company shall no longer engage in the business of providing colocation and ancillary services by reason of an action taken by a majority of the Board; or

(d) The occurrence of a Change of Control. As used herein, the term “Change of Control” shall mean (i) in the event the Company’s common stock, par value $0.0001 per share (“Common Stock”), is not publicly traded on a national securities exchange, any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving the Company, other than a transaction in which the Company’s shareholders, immediately prior to the transaction hold, immediately thereafter, not less than fifty percent of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity or the ultimate parent of the resulting entity, (ii) in the event the Company’s Common Stock is publicly traded on a national securities exchange, any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving the Company, other than a transaction in which the Company’s shareholders, immediately prior to the transaction hold, immediately thereafter, in the same proportion as immediately prior to the transaction, not less than fifty percent of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity or the ultimate parent of the resulting entity, and (iii) any liquidation or sale of all or substantially all of the assets of the Company.

2.4 Effect of Termination.

(a) If Employee’s employment shall terminate upon the expiration of the Stated Term or any Extended Year Term, then, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment.

(b) If Employee’s employment shall terminate prior to the expiration of the Stated Term or an Extended Year Term, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Employee hereunder shall terminate contemporaneously with such termination; provided, that upon any Without Cause Termination or any termination for Good Reason, Company shall continue to pay Employee the Base Salary (as defined below) plus the pro rated bonus amount for that calendar year plus medical insurance premiums for a period of 12 months after such termination, in such installments and at such times as Company would have paid had such termination not occurred. Such Base Salary to be adjusted for any increases in salary.

(c) In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to this Section 2.3 shall be received by Employee as liquidated damages, and Employee shall not have any right to any other payment or damages except for such liquidated damages.

ARTICLE 3: COMPENSATION AND BONUSES

3.1 Base Salary. During the Term, Company shall pay Employee a base salary equal to $210,000 per year (the “Base Salary”), which Company shall pay to Employee consistent with Employer’s payroll procedures.

3.2 Bonuses. During the Term, Company anticipates paying Employee an annual bonus targeted at 50% of Employee’s Base Salary; provided, that the amount of such bonus, while targeted at 50% of Base Salary, shall be subject to financial criteria established by the Board and other business concerns identified by the Board at such time.

3.3 Benefits. During the Term, Employee shall be allowed to participate in Company’s health benefit plan and Company’s 401(k) plan. Company shall not, however, by reason of this paragraph, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such plan or program, so long as such changes, if any, are similarly applicable to executive employees generally.

3.4 Restricted Stock. Employee owns 272,426 shares of Series A Junior Stock and 26,670 shares of Series B Junior Stock. Such shares are fully vested.

3.5 Options. On March 14, 2003, Employee was granted 35,000 Series D-2 Options to purchase 35,000 shares of Series D-2 Preferred Stock. Additionally, in June, 2001 the Employee was granted options to purchase 100,000 shares of the Company’s common stock. The terms of these options are governed by separate option agreements.

ARTICLE 4: PROTECTION OF INFORMATION

4.1 Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during the Term (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s or any of its affiliates’ business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company and its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company or its affiliates. Upon termination of Employee’s employment by Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

4.2 Disclosure to Employee. Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of Company or its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party Confidential Information or Work Product and to the same extent, and on the same basis, as Company’s or its affiliates’ Confidential Information and Work Product.

4.3 No Unauthorized Use or Disclosure. Employee will not, at any time during or after Employee’s employment by Company, make any unauthorized disclosure of Confidential Information or Work Product of Company or its affiliates, or make any use thereof, except in the carrying out of Employee’s responsibilities hereunder.

4.4 Assistance by Employee. Both during the period of Employee’s employment by Company and thereafter, Employee shall assist Company and its nominee, at any time, in the protection of Company’s or its affiliates worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

4.5 Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 4 by Employee, and Company or its affiliates shall be entitled to enforce the provisions of this Article 4 by terminating payments then owing to Employee under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and his agents.

ARTICLES: STATEMENTS CONCERNING COMPANY

5.1 In General. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates or any of such entities’ officers, employees and consultants, agents or representatives that are slanderous, libelous or defamatory; or that disclose private or confidential information about Company, any of its affiliates or any of such entities’ business affairs, officers, employees and consultants, agents or representatives; or that constitute an intrusion into the seclusion or private lives of any officers, employees and consultants, agents or representatives of Company or any of its affiliates; or that give rise to unreasonable publicity about the private lives of any officers, employees and consultants, agents or representatives of Company or any of its affiliates; or that place Company, any of its affiliates, or any of such entities’ officers, employees and consultants, agents or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates or any of such entities’ officers, employees and consultants, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 6: INDEMNIFICATION

Company shall indemnify Employee to the same extent as directors and officers of the Company are indemnified by Company, which indemnification procedures are set forth in Article 6 of the Company’s Bylaws. Any amendment or modification to the Bylaws shall not affect Employee’s indemnification rights hereunder unless such amendment or modification results in an expansion of such indemnification rights.

ARTICLE 7: NONCOMPETITION

In General. Executive agrees that, from the date of this Agreement until 12 months after the expiration or termination of this Agreement (the “Non-Compete Period”), Executive shall not, anywhere in the United States:

(a) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any business that is competitive with that conducted by Company or its affiliates (a “Competitive Operation”); provided, however, that this provision shall not preclude Executive from owning not more than 1% of the equity securities of any publicly held Competitive Operation so long as Executive does not serve as an employee, officer, director or consultant to such business;

(b) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (1) attempt to hire, contract or solicit with respect to hiring any employee of Company or its affiliates or (ii) induce or otherwise counsel, advise or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates; (c) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of Company or its affiliates with whom Executive dealt, directly or indirectly, during his engagement with Company or its affiliates, in connection with a Competitive Operation; provided, however, that Executive may call upon such customers and vendors for the purpose of promoting sales of Company’s or its affiliates’ services and products to such customers and vendors, and for such other purposes as are not reasonably intended to result in any reduction in Company’s or its affiliates’ sales or prospective sales to such customers and vendors.

ARTICLE 7: MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Switch and Data Facilities Company Inc Attention: Chief Executive Officer 1715 N Westshore Blvd, Suite 650 Tampa, Florida 33607

With a copy to:

Mr. Robert Grammig Holland & Knight LLP 100 North Tampa Street Suite 4100 Tampa, FL 33602-3644

If to Employee to:	Mr. George A. Pollock, Jr. 5815 Sierra Crest Lane Lithia, Florida 33547

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Florida.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. To the extent permitted by applicable law, Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of Company and Employees’s bargain hereunder. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that term or provision shall not affect the validity or enforceability of any other term or provision of this Agreement, and all other terms or provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

7.7 Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, the singular number includes the plural and vice-versa, “or” has the inclusive meaning identified with the phrase “and/or,” and “including” has the inclusive meaning frequently identified with the phrase “but not limited to.”

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company.

7.11 Arbitration. Any and all disputes or controversies, whether of law or fact, and of any nature whatsoever arising from or respecting this Agreement, shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified by this Agreement.

(i) The arbitrator will be mutually selected by the Company and the Employee. If the Company and the Employee do not so agree on a single arbitrator, the Company and the Employee shall each select one independent, qualified arbitrator and the two selected arbitrators shall select a third arbitrator (the three selected arbitrator(s) are referred to as the “Panel”);

(ii) The Arbitration shall take place in Tampa, Florida, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony, and records shall be received, heard, and maintained by the arbitrators in confidentiality, available for inspection only by the Company or the Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in confidentiality until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction to enforce the award;

(iii) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law;

(iv) The Arbitration shall be final and binding on the parties; and

(v) The parties acknowledge that they are waiving their right to seek remedies in court, including the right to a jury trial.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, to be effective as of the Effective Date.

COMPANY:

SWITCH AND DATA FACILITIES COMPANY INC

By:
Name:	Keith Olsen
Title:	Chief Executive Officer

George A. Pollock, Jr.